EXHIBIT 99.23(H)(6)

                               NATIONS FUND TRUST

                       SHAREHOLDER SERVICING PLAN ("PLAN")
                     INVESTOR C SHARES -- MONEY MARKET FUNDS
                   INVESTOR B SHARES -- NON MONEY MARKET FUNDS


              Section 1. Each of the proper officers of Nations Fund Trust (the "Trust") is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements based substantially on the form attached hereto as Appendix A or any other form duly approved by the Trust's Board of Trustees ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship ("Servicing Agents") with the beneficial owners of Investor C Shares in any of the Trust's Money Market Funds or Investor B Shares (formerly Investor N Shares) of the Trust's Non-Money Market Funds (as defined on Exhibit
I) (collectively, "Shares") provided that any material modifications of services listed in the Agreement shall be presented for approval or ratification by the Trustees at the next regularly scheduled Board Meeting. Pursuant to such Agreements, Servicing Agents shall provide shareholder support services as set forth therein to their clients who beneficially own Shares of the portfolios listed on Exhibit I (the "Funds") in consideration of a fee, computed monthly in the manner set forth in the applicable Fund's then current prospectus, at an annual rate of up to 0.25% of the average daily net asset value of the Shares beneficially owned by or attributable to such clients. Affiliates of the Trust's distributor, administrator, co-administrator and adviser are eligible to become Servicing Agents and to receive fees under this Plan. All expenses incurred by a Fund in connection with the Agreements and the implementation of this Plan shall be borne either by the holders of the Shares of the particular Fund involved. If more than one Fund is involved and these expenses are not directly attributable to Shares of a particular Fund, then the expenses may be allocated between or among the Shares of the Funds in a fair and equitable manner.

              Section 2. The Trust's administrator and/or co-administrator shall monitor the arrangements pertaining to the Trust's Agreements with Servicing Agents. The Trust's administrator and co-administrator shall not, however, be obligated by this Plan to recommend, and the Trust shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

              Section 3. So long as this Plan is in effect, the Trust's distributor shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

              Section 4. Unless sooner terminated, this Plan shall continue in effect for a period of one year from its date of execution and shall continue thereafter for successive annual periods, provided that such continuance is specifically approved by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons," as defined in the Investment Company Act of 1940, of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Trustees") cast in person at a meeting called for the purpose of voting on this Plan.

              Section 5. This Plan may be amended at any time with respect to any Fund by the Trust's Board of Trustees, provided that any material amendment of the terms of this Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in
Section 4.

              Section 6. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested Trustees.

              Section 7. While this Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

              Section 8. The Trust will preserve copies of this Plan, Agreements, and any written reports regarding this Plan presented to the Board of Trustees for a period of not less than six years.

                                    EXHIBIT I
                               NATIONS FUND TRUST


      The term "Money Market Funds" shall refer to the following Funds of the
Trust:

 1.   Nations Government Money Market Fund
 2.   Nations Tax Exempt Fund

      The term "Non-Money Market Funds" shall refer to the following Funds of the Trust:

 1.   Nations Value Fund
 2.   Nations Capital Growth Fund
 3.   Nations MidCap Growth Fund
 4.   Nations Aggressive Growth Fund
 5.   Nations Balanced Assets Fund
 6.   Nations Short-Intermediate Government Fund
 7.   Nations Short-Term Income Fund
 8.   Nations Strategic Income Fund
 9.   Nations Bond Fund
 10.  Nations Municipal Income Fund
 11.  Nations Short-Term Municipal Income Fund
 12.  Nations Intermediate Municipal Bond Fund
 13.  Nations Florida Intermediate Municipal Bond Fund
 14.  Nations Florida Municipal Bond Fund
 15.  Nations Georgia Intermediate Municipal Bond Fund
 16.  Nations Georgia Municipal Bond Fund
 17.  Nations Maryland Intermediate Municipal Bond Fund
 18.  Nations Maryland Municipal Bond Fund
 19.  Nations North Carolina Intermediate Municipal Bond Fund
 20.  Nations North Carolina Municipal Bond Fund
 21.  Nations South Carolina Intermediate Municipal Bond Fund
 22.  Nations South Carolina Municipal Bond Fund
 23.  Nations Tennessee Intermediate Municipal Bond Fund
 24.  Nations Tennessee Municipal Bond Fund
 25.  Nations Texas Intermediate Municipal Bond Fund
 26.  Nations Texas Municipal Bond Fund
 27.  Nations Virginia Intermediate Municipal Bond Fund
 28.  Nations Virginia Municipal Bond Fund
 29.  Nations Strategic Growth Fund

 Last Amended:  August 1, 2000